Exhibit 21.1
SUBSIDIARIES

	Subsidiary	Jurisdiction of Organization
1.	AE Côte-Nord Canada Bioenergy Inc.	Canada
2.	Albacete Aero, Sociedad Limitada	Spain
3.	Bridger Aerospace Defense Services, LLC	Montana
4.	Bridger Aerospace Group Holdings, LLC	Delaware
5.	Bridger Aerospace Group, LLC	Delaware
6.	Bridger Aerospace Products and Services, LLC	Montana
7.	Bridger Aerospace, LLC	Montana
8.	Bridger Air Tanker, LLC	Montana
9.	Bridger Air Tanker 1, LLC	Montana
10.	Bridger Air Tanker 2, LLC	Montana
11.	Bridger Air Tanker 3, LLC	Montana
12.	Bridger Air Tanker 4, LLC	Montana
13.	Bridger Air Tanker 5, LLC	Montana
14.	Bridger Air Tanker 6, LLC	Montana
15.	Bridger Air Tanker 7, LLC	Montana
16.	Bridger Air Tanker 8, LLC	Montana
17.	Bridger Aviation Repair, LLC	Montana
18.	Bridger Aviation Services, LLC	Delaware
19.	Bridger Bighorn, LLC	Montana
20.	Bridger Ground Support, LLC	Montana
21.	Bridger Merger Company, LLC	Delaware
22.	Bridger Software, LLC	Montana
23.	Bridger Solutions International, LLC	Montana
24.	Bridger Solutions International 1, LLC	Montana
25.	Bridger Solutions International 2, LLC	Montana
26.	Bridger Tanker, LLC	Montana
27.	Bridger Training Services, LLC	Montana
28.	BTOF (Grannus Feeder) - NQ L.P.	Delaware
29.	Ensyn BioEnergy Canada, Inc.	Canada
30.	Firetrac.com, LLC	Montana
31.	Flight Test & Mechanical Solutions, Inc.	Delaware
32.	Ignis Technologies, Inc.	Delaware
33.	Mountain Air, LLC (d/b/a Bridger Aerospace)	Arkansas
34.	Northern Fire Management Services, LLC	Montana
35.	Whitepeak BioEnergy, LLC	Delaware
36.	Wildfire GP Sub IV, LLC	Delaware